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EX-99.b

     EXHIBIT 99(b)



                                                            Exhibit 99(b)


Hello, this is George Kolber, Vice Chairman and Chief Operating Officer of American Eagle Outfitters. On this call I will provide further information about this morning's press release.

During this call, I may make certain forward-looking statements, based upon current information, which represent the company's current expectations or beliefs regarding the proposed transaction. The results actually realized may differ materially from those expectations or beliefs based on risk factors including those in our quarterly and annual reports filed with the SEC and the risks that the transaction will not close or produce the expected results.

This morning we announced that we have entered into a letter of intent to acquire 115 Thriftys stores, a number of which have been converted to Bluenotes stores, a strategy which we will continue. The merchandise in all 115 stores is sold under the exclusive private-label Bluenotes brand, a widely recognized brand in Canada. The merchandise is targeted at young teens.

We believe Thriftys/Bluenotes is a natural fit where we can take advantage of a number of synergies. First, we believe our design team can enhance the merchandise assortment and selection offered in the Bluenotes operation. In addition, through our sourcing infrastructure, we believe we can provide a better product at a lower cost. Thus, over time we expect to increase Bluenotes' sales and profit margins. With this acquisition we get a seasoned management team, a solid infrastructure, an established brand and prime real estate.

We will also acquire 57 Braemar stores. Braemar is currently engaged in selling women's ready-to-wear clothing. While the Braemar concept has struggled, we have determined that the real estate is very appealing. We, therefore, plan to convert some of the Braemar locations to Bluenotes and the remaining to American Eagle Outfitters stores early in fiscal 2001.

This transaction also includes the acquisition of the NLS warehouse and distribution operation. This operation currently services both Thriftys and Braemar as well as other parties. Acquisition of this operation is important in order to support existing operations and future growth in Canada.

We believe this transaction is an excellent opportunity for American Eagle Outfitters. The acquisition of this Canadian operation, with an established infrastructure will also enable us to continue to expand our business in the United States.

Again, this transaction is subject to our signing and closing a definitive agreement. We expect to close this transaction by late in the third quarter and to fund the transaction through a combination of cash and new debt. It is our expectation that there will be no material impact to fiscal 2000 earnings and that it will be accretive beginning fiscal 2001.